Exhibit 21.1 Subsidiaries of AbCellera Biologics Inc.* Name Jurisdiction of Incorporation or Organization AbCellera Australia Pty Ltd. Australia AbCellera Biologics UK Ltd. United Kingdom AbCellera Boston Inc. New York AbCellera Properties Inc. Canada AbCellera Properties Columbia Inc. Canada AbCellera Properties Evans Inc. Canada AbCellera US Holdings Inc. Delaware Biologiques AbCellera Quebec Inc. Canada Lineage Biosciences Inc. Delaware Trianni Inc. Delaware * Includes subsidiaries that do not fall under the definition of “significant subsidiary” as defined under Rule 1- 02(w) of Regulation S-X.